Exhibit 3.126

SECOND AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

OF

MASSPOWER

This Second Amended and Restated Partnership Agreement (as amended or amended and restated from time to time, this “Agreement”) of MASSPOWER is entered into by Masspower Partners I, LLC, a Delaware limited liability company (“Partners I”), and Masspower Partners II, LLC, a Delaware limited liability company (the “Managing Partner” and, together with Partners I, the “Partners”), as of April 1, 2015.

WHEREAS, Partners I and the Managing Partner were parties to that certain Amended and Restated Joint Venture Agreement, dated August 14, 1991, as amended by Amendment No. 1 to Amended and Restated Joint Venture Agreement, dated December 28, 2005, pursuant to which Partners I and the Managing Partner conducted business as a general partnership in the Commonwealth of Massachusetts (the “Partnership”);

WHEREAS, Partners I and the Managing Partner are party to the Amended and Restated Partnership Agreement of the Partnership, dated as of May 20, 2010 (the “Amended and Restated Partnership Agreement”);

WHEREAS, Partners I and the Managing Partner desire to enter into this Agreement to govern the operation of the Partnership. The Agreement is effective as of the date first written above and supersedes and replaces entirely any and all agreements governing the operations of the Partnership and the rights and obligations of its Partners.

NOW THEREFORE, the Partners hereby agree to amend, restate and replace the Amended and Restated Partnership Agreement in its entirety and to continue the Partnership as a general partnership in the Commonwealth of Massachusetts pursuant to the Massachusetts General Laws upon the following terms and conditions:

Article I
Name and Place of Business

1.                                      Name. The name of the Partnership shall be MASSPOWER.

2.                                      Principal Place of Business. The principal place of business of the Partnership shall be at 750 Worcester Street, Indian Orchard, MA 01151 and such other localities within or without the Commonwealth of Massachusetts as may be determined from time to time by the Managing Partner.

Article II
Purposes of the Business

1.                                      Purpose. The Partnership may engage in all business which a partnership may engage in under the laws of the Commonwealth of Massachusetts.

Article III
Capital Contributions, Accounts, and Withdrawals

1.                                      Capital Accounts. An individual capital account shall be maintained for each Partner. The accounts and records maintained by the Managing Partner from time to time shall be binding upon the Partners absent manifest error.

2.                                      Capital Contributions. Except by unanimous agreement of Partners I and the Managing Partner, or upon dissolution, the capital contributions of Partners I and the Managing Partner shall not be subject to withdrawal. No Partner shall be required to make any additional capital contributions to the Partnership without the consent and approval of all of the Partners.

3.                                      Tax Treatment. It is intended that the Partnership shall be a disregarded entity for federal, state, and local income tax purposes.

Article IV
Profits and Losses

1.                                      The net profits or net losses of the Partnership shall be distributable or chargeable, as the case may be, in the following proportions:

The Managing Partner:	1%
Partners I:	99%

2.                                      Individual income accounts shall be maintained for Partners I and the Managing Partner. Profits and losses shall be credited or debited to the individual income accounts as soon as practicable after the close of each fiscal year.

3.                                      If there be no balance in the individual income accounts, net losses shall be debited to the individual capital accounts. If the capital account of a Partner shall have been depleted by the debiting of losses under this paragraph, future profits of that partner shall not be credited to its income account until the depletion shall have been made good but shall be credited to its capital account. After the depletion in its capital account shall have been made good, its share of the profit thereafter shall be credited to its income account.

Article V
Management; Board of Managers; Officers

1.                                      Managing Partner. Sole management and control of the business and affairs of the Partnership shall be vested in the Managing Partner unless otherwise delegated to the Board of Managers or any officer as described herein. The Managing Partner shall not be entitled to any compensation in connection with its management services hereunder, but reasonable expenditures incurred by the Managing Partner on behalf of the Partnership shall be reimbursed by the Partnership.

2.                                      Board of Managers. The Partners hereby vest all authority for the management and control of the business and affairs of the Partnership in a committee appointed by the Partners (the “Board of Managers”). Except as set forth herein or as may be inconsistent with the partnership laws of the Commonwealth of Massachusetts, the Board of Managers shall be vested with all of the powers and authorities of a Board of Directors under the General Corporation Law of the State of Delaware as if the Partnership were a corporation subject to such corporate law. Each Partner by signing this Agreement hereby designates the following persons to serve on the initial Board of Managers until their removal or the designation of their successors:

Robert C. Flexon
Clint C. Freeland

The authorized number of members of the Board of Managers (each a “Manager” and, collectively, the “Managers”) shall be at least two (2), subject to any increase or decrease in accordance with the following paragraph. All decisions and actions of the Board of Managers shall be made or taken by a majority vote of the Managers then serving at the time of such decision or action, and the Board of Managers may decide or act by meetings or by written consent of a majority of the Managers.

The authorized number of Managers may be increased or decreased by a vote of the Partners at any time in their sole and absolute discretion, upon notice to all Managers. A Manager may be removed at any time, with or without cause, by a vote of the Partners, delivered to the Partnership, demanding such removal and designating the person (if any) who shall fill the position of the removed Manager.

3.                                      Officers. The Officers of the Partnership shall be designated by the Managing Partner. The additional or successor Officers of the Partnership shall be chosen by the Managing Partner and shall consist of at least a President, a Vice President, Secretary and Treasurer. Any number of offices may be held by the same person. The Managing Partner may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Partner. The salaries of all Officers and agents of the Partnership shall be fixed by or in the manner prescribed by the Managing Partner. The Officers of the Partnership shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Managing Partner. Any vacancy occurring in any office of the Partnership shall be filled by the Managing Partner.

The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Partner not inconsistent with this Agreement, are agents of the Partnership for the purpose of the Partnership’s business and the actions of the Officers taken in accordance with such powers shall bind the Partnership.

Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

Article VI
Voluntary Dissolution

1.                                      The Partnership shall continue until dissolved by agreement of Partners I and the Managing Partner. Upon any such voluntary dissolution by agreement, the affairs of the Partnership shall be liquidated forthwith. The assets of the Partnership shall first be used to pay or provide for all debts of the Partnership. Thereafter, all monies in the income accounts of the Partners I and the Managing Partner and all amounts due for unreimbursed expenses of the Managing Partner shall be paid to Partners I and the Managing Partner respectively entitled thereto. Then the remaining assets shall be divided according to the proportionate interests of Partners I and the Managing Partner on the basis of their respective capital accounts as they stood upon the date of such dissolution after crediting or debiting to them the net profit or net loss accrued or incurred, as the case may be, from the date of the last accounting to the date of dissolution.

Article VII
Miscellaneous

1.                                      Bank Accounts. The Partnership shall maintain a bank account or bank accounts in such bank or banks as may be determined by the Managing Partner.

2.                                      Books and Records. Proper and complete books of account shall be kept at all times by the Managing Partner and shall be open to inspection by Partners I or its accredited representatives at any reasonable time during business hours.

3.                                      Further Actions. The Partners covenant and agree that they will execute any further instruments and that they will perform any acts which are or may become necessary to effectuate and to carry on the Partnership created by this Agreement.

4.                                      Partnership Agreement. This Agreement supersedes the Amended and Restated Partnership Agreement and the Amended and Restated Partnership Agreement shall be of no further force and effect.

5.                                      Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Partnership Agreement as of the date set forth above.

PARTNER:
MASSPOWER PARTNERS I, LLC
a Delaware limited liability company

By:	/s/	Heidi D. Lewis
Name:		Heidi D. Lewis
Title:		Vice President, Group General Counsel and Assistant Secretary

PARTNER:
MASSPOWER PARTNERS II, LLC
a Delaware limited liability company

By:	/s/	Heidi D. Lewis
Name:		Heidi D. Lewis
Title:		Vice President, Group General Counsel and Assistant Secretary